VICTORYBASE CORPORATION

SHARE REDEMPTION PROGRAM

This SHARE REDEMPTION PROGRAM (this “Program”) is adopted by VictoryBase Corporation, a Delaware corporation (the “Company”) as of [_____], 2021.

1.                  Definitions. Capitalized terms not defined in this Program shall have the meanings given to such terms in the Certificate of Incorporation of the Company as in effect from time to time (the “Articles of Incorporation”) or the Company’s offering circular on Form 1-A (the “Offering Circular”), initially filed in draft form with the Securities and Exchange Commission (the “SEC”) on [_____], 2021. “Shares” means shares of the Company’s Class A common stock, par value $0.001 (“Common Stock”). In addition:

“NAV” means an amount determined in accordance with the principles established from time to time by the Board of Directors in its sole discretion equal to (i) the total assets (other than intangibles) of the Company and its direct and indirect subsidiaries, on a consolidated basis, in accordance with U.S. generally accepted accounting principles (“GAAP”), measured as of the cost thereof (before additions to reserves for amortization and depreciation, impairments, bad debts or other similar non-cash reserves) minus (ii) the total liabilities of the Company and its direct and indirect subsidiaries, on a consolidated basis, in accordance with GAAP, in each case calculated at least semi-annually as of March 31 and September 30 of each year.

“NAV per Share” means the quotient of (i) the NAV for any period, divided by (ii) the number of Shares issued and outstanding as of the last day of the same period, determined at least semi-annually as of March 31 and September 30 of each year in accordance with the principles established from time to time by the Board of Directors in its sole discretion.

2.                  Redemptions.

(a)               Subject to the terms and conditions of this Program, the Company will effect redemptions of Shares pursuant to this Program effective as of the last business day of the Semi-Annual Period in which the redemption request was made (such last business day, the “Redemption Date”). As used herein, the term “Semi-Annual Period” means either of the six-month periods running from April 1-September 30 and October 1-March 31 of each fiscal year; provided, that the first Redemption Date shall occur no earlier than September 30, 2021.

(b)               As soon as reasonably practicable following each Redemption Date, the Company shall send to the applicable stockholder requesting the redemption of such stockholder’s Shares (the “Requesting Stockholder”) all cash proceeds resulting from the redemption of the Requesting Stockholder’s Shares less any applicable tax or other withholding required by law. If the Company has sold properties or other assets and has made one or more special distributions to stockholders of all or a portion of the net proceeds from such sale, the per Share redemption price will be reduced by the net sale proceeds per share distributed to stockholders prior to the Redemption Date.

(c)               All Shares requested to be redeemed under this Program must be (i) beneficially owned by the Requesting Stockholder (except in the case described in Section 7), and (ii) fully transferable and not be subject to any liens or other encumbrances. In certain cases, the Company may ask the Requesting Stockholder or beneficiary to provide evidence satisfactory to the Company, in its sole discretion, of compliance with the preceding sentence.

(d)               A stockholder may elect to participate in this Program with respect to all or a designated portion of that stockholder’s Shares. No redemption request shall be given preference over any other redemption request; provided, that this sentence shall not limit the Company’s discretion with respect to Exceptional Redemptions (as described in Section 7).

(e)               The Company does not guarantee that it will be able to redeem any or all Shares for which redemption requests may be received. If, in any Semi-Annual Period, the Company determines not to redeem all Shares presented for redemption during that Semi-Annual Period, including as a result of the application of the Redemption Limitations described in Section 6 below, the Company shall, to the extent it decides to make redemptions, redeem Shares from stockholders on a pro rata basis, based on the number of Shares requested to be redeemed, up to, but not in excess of, the Redemption Limitations. Any stockholder (i) whose redemption request has been partially accepted by the Company in a particular Semi-Annual Period, or (ii) whose redemption request was not fulfilled in part or in full as a result of the Company not receiving the redemption request in time, the suspension of the Program, or otherwise, may request to have all or the remainder, as applicable, of his, her or its request included with all new redemption requests received by the Company in the immediately following Semi-Annual Period. This paragraph shall not limit the Company’s discretion with respect to Exceptional Redemptions (as described in Section 7).

(f)                All Shares redeemed by the Company pursuant to this Program shall be cancelled and have the status of authorized but unissued Shares.

(g)               The Company shall have no obligation to redeem any Shares.

3.                  Process for Submission and Withdrawal of Redemption Requests.

(a)               A Requesting Stockholder may request that the Company redeem such Requesting Stockholder’s Shares by submitting a redemption request in writing to the Company’s transfer agent (the “Transfer Agent”). Redemption requests must specify the name(s) registered on the Requesting Stockholder’s account, and the dollar value or number of Shares that the Requesting Stockholder wishes to have to redeemed. Requesting Stockholders must also provide such additional information as the Company or Transfer Agent may request.

(b)               Redemption requests must be received by the Transfer Agent no later than thirty (30) days prior to the end of a Semi-Annual Period in order to be effective on the Redemption Date at the end of such Semi-Annual Period. Notwithstanding the foregoing, the Company reserves the right, in its sole discretion, to reject any redemption request without prior notice.

(c)               If a Requesting Stockholder wishes to withdraw his, her or its redemption request to have Shares redeemed under this Program, such Requesting Stockholder shall submit a withdrawal request to the Transfer Agent in writing, which may be through the Company’s website or mobile application. Requests to withdraw a redemption request must be received by the Transfer Agent no later than thirty (30) days prior to the end of a Semi-Annual Period in order to be effective.

4.                  Redemption Price.

(a)               Subject to the remainder of this Section 4, the repurchase price for Shares under this Program shall be as follows:

(i)	for Shares beneficially owned by the Requesting Stockholder continuously for less than one (1) year, but more than six (6) months, the repurchase price per Share shall be equal to 80.0% of the most recently determined NAV per Share;

(ii)	if the Shares have been beneficially owned by the Requesting Stockholder continuously for at least one (1) year, but less than two (2) years, the repurchase price per Share shall be equal to 90.0% of the most recently determined NAV per Share;

(iii)	if the Shares have been beneficially owned by the Requesting Stockholder continuously for at least two (2) years, but less than three (3) years, the repurchase price per Share shall be equal to 95.0% of the most recently determined NAV per Share; and

(iv)	if the Shares have been beneficially owned by the Requesting Stockholder continuously for at least three (3) years, the repurchase price per Share shall be equal to 100.0% of the most recently determined NAV per Share.

(b)               Exceptional Repurchases (as described below in Section 7) will be effected at a per share price equal to 100% of the most recently determined NAV per Share without regard to the holding period of the relevant Shares.

(c)               Notwithstanding anything to the contrary herein, the price for the repurchase of Shares shall not exceed a per Share amount equal to the then current public offering price for the Shares during the period of any on-going public offering.

(d)               The current NAV per Share will be available on the Company’s website or mobile application. In addition, promptly after calculation, the updated NAV per Share of the Company will be published in a Current Report on Form 1-U filed with the SEC for so long as the offering thereunder remains open.

5.                  Holding Period.

(a)               Except as otherwise provided herein, Share redemptions may not be made prior to the satisfaction of an initial six (6) month holding period. The time period a stockholder has held a Share shall be the continuous period running from the date on which the stockholder acquired such Share through the applicable Redemption Date.

(b)               All determinations of holding period will be based solely on information contained in the Company’s share register and any other applicable records of the Company.

6.                  Conditions and Limitations.

(a)               All redemptions of Shares will be subject to availability of capital and may come from various sources including, but not limited to, securities offerings (other than the primary offering being conducted under the Offering Circular), operating cash flow not intended for dividends, and/or borrowings and capital transactions, such as asset sales or refinance proceeds, to the extent that such funds are not otherwise dedicated to a particular use, such as working capital, cash distributions to stockholders or purchases of real estate assets.

(b)               The Company may increase or decrease the funding available for the redemption of Shares pursuant to the Program (the “Funds”) upon thirty (30) days’ notice to its stockholders. The Company may provide notice by including such information (i) in the Company’s Annual Report on Form 1-K, a Semi-Annual Report on Form 1-SA and/or a Current Report on Form 1-U filed with the SEC, or (ii) in a separate written notification to its stockholders. If, during any Semi-Annual Period, the aggregate amount of Funds exceeds the aggregate amount needed to redeem all Shares for which redemption requests have been received by the Company, the Company may, but shall not be obligated to, carry over the excess amount of Funds to a subsequent Semi-Annual Period for use in addition to the amount of Funds otherwise available for redemption during such subsequent Semi-Annual Period(s).

(c)               The Company has the power, in its sole discretion, to determine the number of Shares redeemed in any Semi-Annual Period. Not by limitation of the foregoing, and notwithstanding anything to the contrary herein, the Company shall be subject to the following redemption limitations (the “Redemption Limitations”):

(i)                 Redemption will be limited in any Semi-Annual Period to the lesser of (A) 10% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year, and (B) the amount prescribed by the Board in its sole discretion.

(ii)              Redemptions will be limited in any calendar year to the lesser of (A) 20% of the weighted average number of shares of Common Stock outstanding during the previous fiscal year, and (B) the amount prescribed by the Board in its sole discretion.

(iii)            The Company may not redeem Shares in an amount that would violate the restrictions on distributions under Section 160 of the Delaware General Corporation Law.

(d)               The Company reserves the right to allow stockholders, on a one-time basis, in the sole discretion of the Company’s Board of Directors, to initiate a share redemption without regard to the six-month minimum holding period described herein.

7.                  Exceptional Redemptions.

(a)               This Section 7 shall apply in the case of a stockholder who is or was a natural person, including where the stockholder holds Shares through a trust, IRA or other retirement or profit-sharing plan, subject to the stockholder having acquired his or her Shares directly from the Company or received the Shares through a non-cash transaction. This Section 7 shall not apply to stockholders that are not a natural person, such as a partnership, limited liability company, corporation, or other similar entity.

(b)               An “Exceptional Circumstance” means the death or “qualifying disability” of the stockholder. A “qualifying disability” is an impairment described in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended, that arises after the purchase of the Shares requested to be redeemed. If persons are joint registered holders of Shares, an Exceptional Circumstance will arise if either of the registered holders dies.

(c)               A written or electronic request for redemption of Shares due to an Exceptional Circumstance (an “Exceptional Redemption”) must be received from: (i) the estate of the stockholder; (ii) the recipient of the Shares through bequest or inheritance, even where the recipient subsequently registered the Shares in his or her own name; or (iii) in the case of the death of a stockholder who purchased Shares and held those Shares through a trust, the beneficiary of the trust, even where the beneficiary subsequently registered the Shares in his or her own name, or, with respect to a revocable grantor trust, the trustee of that trust.

(d)               A request for an Exceptional Redemption must be received within one (1) year after the death or commencement of the qualifying disability of the stockholder. Any request not received within the one (1) year period will not be eligible to be treated as an Exceptional Redemption, but instead will be treated as an ordinary redemption.

(e)               The Company or Transfer Agent may request appropriate information or evidence of the Exceptional Circumstance, as determined by the Company or Transfer Agent in their sole discretion. In the event of death, such evidence may include a death certificate (showing the date of death) or other appropriate information. In the case of a request for an Exceptional Redemption upon a qualifying disability, the request may also include (i) a copy of the stockholder’s initial application for disability benefits, and (ii) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under the Civil Service Retirement System, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by an applicable governmental agency that would demonstrate an award of the disability benefit, and such other documents as the Company or Transfer Agent may request.

(f)                The Transfer Agent must receive a redemption request no later than thirty (30) days prior to the end of a Semi-Annual Period in order to be effective on the Redemption Date at the end of such Semi-Annual Period.

(g)               The Company may use any funds that the Board of Directors of the Company, in its sole discretion, may designate for Exceptional Redemptions for the purpose of redeeming Shares under this Program. The Redemption Limitations set forth in Section 6 will not apply to Exceptional Redemptions, but the provisions of this Program will otherwise apply to Exceptional Redemptions.

8.                  Amendment, Suspension and Termination. The Company may amend, suspend or terminate this Program (a) without further action by the Company or any notice to the Company’s stockholders, in the event the Shares are approved for listing on any national securities exchange or included for quotation in a national securities market or a secondary trading market for the Shares otherwise develop, or (b) in whole or in part, at any time by the Company in its sole discretion, without the need to obtain stockholder approval; provided, in the case of an amendment, suspension or termination pursuant to clause (b), the Company shall provide notice thereof, which may be transmitted through electronic mail or to each stockholder’s mailbox on the Company’s mobile application, to its stockholders at least thirty (30) days prior to the effective date of the amendment, suspension or termination. The Company may also provide notice by including such information (i) in the Company’s Annual Report on Form 1-K, its Semi-Annual Report on Form 1-SA and/or a Current Report on Form 1-U filed with the SEC, or (ii) in a separate written notification to its stockholders. During the Company’s primary offering stage, the Company will also include this information in a supplement to the Offering Circular, as required under federal securities law.

9.                  Miscellaneous.

(a)               This Program shall be administered under the oversight and with the approval of the Board of Directors.

(b)               The Company shall not have any liability to any stockholder for the value of the Shares presented for redemption, the redemption price of the Shares, or for any damages resulting from the presentation of Shares for redemption or the redemption of Shares under this Program or from the Company’s determination not to redeem Shares under the Program, except as a result of the Company’s gross negligence, willful misconduct, or violation of applicable law; provided, that nothing contained herein shall constitute a waiver or limitation of any rights or claims that a stockholder may have under federal or state securities law.

(c)               The Company shall perform all recordkeeping and other administrative functions involved in operating and maintaining this Program and shall bear all costs involved in organizing, administering and maintaining this Program. No fees will be paid to the Company’s officers, directors, employees, or affiliates in connection with the redemption of shares by the Company pursuant to this Program.

(d)               STOCKHOLDERS ARE SOLELY RESPONSIBLE FOR ALL TAX OBLIGATIONS RESULTING FOR THE REDEMPTION OF THEIR SHARES. THE COMPANY SHALL NOT HAVE ANY SUCH RESPONSIBILITY OR LIABILITY.